                     Securities and Exchange Commission
                           Washington, D.C. 20549

                                   Form 8-K/A
                               Amendment No. 1

                               Current Report
   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): January 6, 1997

                         SNYDER COMMUNICATIONS, INC.
          (Exact name of registrant as specified in its character)

                                  Delaware
       (State or other jurisdiction of incorporation or organization)


           1-12145                                    52-1983617
   (Commission file number)             (I.R.S. Employer Identification No.)



       Two Democracy Center
       6903 Rockledge Drive
           15th Floor
       Bethesda, Maryland                                20817
      (Address of principal                           (Zip Code)
        executive offices)

                               (301) 468-1010
            (Registrant's telephone number, including area code)

                               Not applicable
  (Former name, former address and former fiscal year, if changed since last report)

         This Amendment No. 1 to the Current Report of Snyder Communications Inc. (the "Registrant") on Form 8-K dated January 6, 1997 (the "Report") relates to the Registrant's completion of the acquisition of MMD Inc., a corporation organized and existing under the laws of the State of New Jersey ("MMD"), by means of a merger of Snyder Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware and a wholly owned subsidiary of the Registrant ("Merger Sub"), with and into MMD, pursuant to the Agreement and Plan of Merger, dated as of January 6, 1997, among the Registrant, Merger Sub, MMD and the stockholders of MMD. The purpose of this Amendment is to amend Item 7(A) to provide the financial statements of MMD and Item 7(B) to provide the required pro forma financial information relating to the business combination between the Registrant and MMD on January 6, 1997 which were impracticable to provide at the time the Registrant filed this report.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (A) Financial statements of businesses acquired.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholder of
MMD, Inc.:

We have audited the accompanying balance sheet of MMD, Inc. (a New Jersey corporation), as of December 31, 1995 and 1996, and the related statements of income, equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MMD, Inc., as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II - Allowance for Doubtful Accounts is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic financial statements. This schedule, for the years ended December 31, 1994, 1995 and 1996, has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                            /s/ ARTHUR ANDERSEN LLP

Washington, D.C.
  March 7, 1997

                                  MMD, INC.

                                BALANCE SHEET
                       AS OF DECEMBER 31, 1995 AND 1996



                                     ASSETS

                                                                                            1995            1996
                                                                                       -------------    ------------
CURRENT ASSETS:
     Cash and equivalents                                                                $1,277,625      $1,316,705
     Accounts receivable, net of allowance for doubtful accounts of $32,721 and
       $89,061 in 1995 and 1996, respectively                                             1,484,904         658,123
     Unbilled services                                                                    1,567,015       3,823,608
     Prepaid expenses and other assets                                                      174,359         410,795
                                                                                       -------------    ------------
                  Total current assets                                                    4,503,903       6,209,231

PROPERTY AND EQUIPMENT, net                                                                 277,214         234,273

DEPOSITS AND OTHER ASSETS                                                                   512,952         366,091
                                                                                       -------------    ------------
                  Total assets                                                           $5,294,069      $6,809,595
                                                                                       =============    ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts payable and accrued expenses                                               $1,530,960      $4,205,897
     Accrued payroll                                                                         40,115          72,214
     Customer advances                                                                       63,895         554,830
     Line of credit                                                                       1,000,000         500,000
     Deferred income taxes                                                                   78,601            -
     Distribution payable                                                                      -          1,087,734
                                                                                       -------------    ------------
                  Total current liabilities                                               2,713,571       6,420,675

DEFERRED RENT                                                                                43,949          88,718
                                                                                       -------------    ------------
                  Total liabilities                                                       2,757,520       6,509,393

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
     Common stock - no par value; 2,500 shares authorized, 966 shares issued and
       outstanding                                                                            8,494           8,494
     Retained earnings                                                                    2,528,055         291,708
                                                                                       -------------    ------------
                  Total stockholders' equity                                              2,536,549         300,202
                                                                                       -------------    ------------
                  Total liabilities and stockholders' equity                             $5,294,069      $6,809,595
                                                                                       =============    ============


     The accompanying notes are an integral part of this balance sheet.

                                  MMD, INC.


                             STATEMENT OF INCOME
             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996



                                                                           1994             1995          1996
                                                                      ------------     ------------   ------------
REVENUES                                                               $25,737,651      $27,369,338    $37,137,567

OPERATING EXPENSES:
     Cost of services                                                   15,825,201       20,166,792     29,495,946
     Officer compensation                                                3,009,064        2,610,406      1,548,321
     General and administrative expenses                                 3,167,486        2,998,702      5,136,031
                                                                      ------------     ------------   ------------
                  Income from operations                                 3,735,900        1,593,438        957,269

INCOME TAX PROVISION                                                       402,730          178,729        104,149
                                                                      ------------     ------------   ------------
                  Net income                                           $ 3,333,170      $ 1,414,709    $   853,120
                                                                      ============     ============   ============

PRO FORMA INCOME DATA (UNAUDITED):
     Historical income before income taxes as reported                 $ 3,735,900      $ 1,593,438    $   957,269
     Pro forma provision for income taxes                                1,681,155          717,047        430,771
                                                                      ------------     ------------   ------------
                  Pro forma net income                                 $ 2,054,745      $   876,391    $   526,498
                                                                      ============     ============   ============


   The accompanying notes are an integral part of this statement of income.

                                  MMD, INC.

                              STATEMENT OF EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996



                                                                                                       TOTAL
                                                                 COMMON            RETAINED        STOCKHOLDERS'
                                                                  STOCK            EARNINGS            EQUITY
                                                               -----------      --------------    ---------------
BALANCE, December 31, 1993                                        $8,494         $   985,162         $   993,656
     Net income                                                        -           3,333,170           3,333,170
     Distributions to stockholders                                     -          (1,800,000)         (1,800,000)
                                                                  ------         -----------         -----------

BALANCE, December 31, 1994                                         8,494           2,518,332           2,526,826
     Net income                                                        -           1,414,709           1,414,709
     Distributions to stockholders                                     -          (1,404,986)         (1,404,986)
                                                                  ------         -----------         -----------

BALANCE, December 31, 1995                                         8,494           2,528,055           2,536,549
     Net income                                                        -             853,120             853,120
     Distributions to stockholders                                     -          (3,089,467)         (3,089,467)
                                                                  ------         -----------         -----------
BALANCE, December 31, 1996                                        $8,494          $  291,708          $  300,202
                                                                  ======         ===========         ===========



   The accompanying notes are an integral part of this statement of equity.

                                   MMD, INC.


                            STATEMENT OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996



                                                                               1994          1995          1996
                                                                           -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                             $3,333,170    $1,414,709    $  853,120
     Adjustments to reconcile net income to net cash provided by (used
       in) operating activities-
         Depreciation and amortization                                          45,668        81,769       110,551
         Loss on sale of property and equipment                                      -        12,990        22,330
         Loss on investment in closely held company                                  -             -       145,808
         Deferred income taxes                                                 (78,602)      (78,602)      (78,601)
         Changes in operating assets and liabilities:
              Accounts receivable                                              (87,981)     (338,030)      826,781
              Unbilled services                                             (2,212,878)      645,863    (2,256,593)
              Prepaid expenses and other assets                                (18,119)     (156,240)     (236,436)
              Deposits and other assets                                       (115,843)     (232,290)        1,053
              Accounts payable and accrued expenses                          2,633,328    (1,555,531)    2,707,036
              Customer advances                                               (881,693)     (302,778)      490,935
              Deferred rent                                                          -        43,949        44,769
                                                                           -----------   -----------   -----------
                  Net cash provided by (used in) operating activities        2,617,050      (464,191)    2,630,753

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property and equipment                                       (48,783)     (274,048)      (89,940)
     Investment in closely held company                                              -      (145,808)            -
                                                                           -----------   -----------   -----------
                  Net cash used in investing activities                        (48,783)     (419,856)      (89,940)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Borrowings (repayments) under line of credit                                    -     1,000,000      (500,000)
     Distributions to stockholders                                          (1,800,000)   (1,404,986)   (2,001,733)
                                                                           -----------   -----------   -----------
                  Net cash used in financing activities                     (1,800,000)     (404,986)   (2,501,733)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                           768,267    (1,289,033)       39,080

CASH AND EQUIVALENTS, beginning of year                                      1,798,391     2,566,658     1,277,625
                                                                           -----------   -----------   -----------
CASH AND EQUIVALENTS, end of year                                           $2,566,658    $1,277,625    $1,316,705
                                                                           ===========   ===========   ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Cash paid during the year for-
         Interest                                                           $        -    $    4,489    $   18,929
                                                                           ===========   ===========   ===========
         Income taxes                                                       $  121,259    $  388,302    $  243,664
                                                                           ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
     Distribution payable                                                   $        -    $        -    $1,087,734
                                                                           ===========   ===========   ===========


  The accompanying notes are an integral part of this statement of cash flows.

                                   MMD, INC.


                         NOTES TO FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1995 AND 1996



1.   PRINCIPAL BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING
     POLICIES:

MMD, Inc. ("MMD"), was incorporated under the laws of the State of New Jersey on December 7, 1982. MMD's principal business activity involves marketing medical products throughout the United States for pharmaceutical companies.

On January 6, 1997, MMD consummated a merger transaction with Snyder Communications, Inc. ("SCI"), in which MMD became a wholly owned subsidiary of SCI. This merger has been accounted for as a pooling of interests for accounting and financial reporting purposes. In the merger, 966 shares of outstanding MMD common stock were converted into 1,354,500 shares of SCI common stock.

CASH AND EQUIVALENTS

Cash and equivalents are comprised principally of amounts in operating accounts, money market investments, and other short-term instruments, stated at cost which approximates market value, with original maturities of three months or less.

REVENUE RECOGNITION

MMD recognizes revenue and associated costs when services have been performed by field representatives. Customer advances represent payments received under contracts in advance of MMD performing the related service. These amounts are deferred and recognized as revenue when services are performed. Unbilled services represent revenues earned on contracts, but billed in a subsequent accounting period.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. MMD depreciates furniture and fixtures over five to seven years, and office equipment over five years. MMD amortizes leasehold improvements over the term of the lease or the estimated useful life of the improvements, whichever is shorter.

When assets are retired or sold, the cost and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is reflected in income.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates by management affecting the reported amounts of assets and liabilities and revenue and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

Concentration of credit risk is limited to accounts receivable and unbilled services and is subject to the financial conditions of certain major customers as described in Note 2. MMD's receivables are concentrated with customers in the pharmaceutical industry. The Company does not require collateral or other security to support clients' receivables.

PRO FORMA DATA

The unaudited pro forma net income and net income per share amounts include a provision for Federal and state income taxes as if MMD had been a C Corporation for all periods presented. The income tax rate used to calculate pro forma net income reflects the combined Federal and state income taxes of approximately
45 percent for the years ended December 31, 1994, 1995 and 1996.

2.   SIGNIFICANT CUSTOMERS:

MMD had one customer which comprised approximately 48, 77 and 46 percent of its total revenues for the years end December 31, 1994, 1995 and 1996, respectively. A second customer comprised approximately 17, 15 and 15 percent of MMD's total revenues for the years ended December 31, 1994, 1995 and 1996, respectively. A third customer comprised approximately 14 percent of MMD's total revenues for the year ended December 31, 1996.

3.   PROPERTY AND EQUIPMENT:

Property and equipment, at cost, consists of the following:

                                                   1995           1996
                                               -----------     ----------
          Furniture and fixtures                 $168,921       $113,551
          Office equipment                        280,898        159,595
          Leasehold improvements                  132,822        102,000
                                                ---------      ---------
                                                  582,641        375,146
          Less- Accumulated depreciation         (305,427)      (140,873)
                                                ---------      ---------
                                                 $277,214       $234,273
                                                =========      =========

4.   INVESTMENT IN CLOSELY HELD COMPANY:

In 1995, MMD purchased a 3.5 percent interest in a closely held company. The investment was accounted for under the cost method of accounting and is included in other noncurrent assets in the accompanying balance sheet at December 31, 1995. During the fourth quarter of 1996, MMD determined that this investment of $145,808 had been impaired and wrote-off the asset.

5.   ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

Accounts payable and accrued expenses consist of:

                                                                      1995            1996
                                                                -------------     ------------
          Accounts payable                                        $  282,050       $  125,361
          Accrued representatives' fees and bonuses                  273,950        2,033,895
          Bonuses                                                    447,656          471,500
          Other                                                      527,304        1,575,141
                                                                ------------     ------------
                                                                  $1,530,960       $4,205,897
                                                                ============     ============

6.   LINE OF CREDIT:

MMD has a revolving line of credit agreement with a bank. The line of credit allows MMD to borrow up to $2,000,000. Borrowings under the line bear interest at the bank's prime rate (8.25 percent as of December 31, 1996) for an effective interest rate of 8 percent for the year ended December 31, 1996.
MMD had $1,000,000 outstanding at December 31, 1995 and $500,000 outstanding at December 31, 1996. Borrowings pursuant to the line of credit are collateralized by substantially all the assets of MMD. In February 1997, MMD paid off the outstanding balance of $500,000.

7.   COMMITMENTS AND CONTINGENCIES:

MMD is subject to lawsuits, investigations, and claims arising out of the conduct of its business, including those related to commercial transactions, contracts, government regulation, and employment matters. Certain claims, suits and complaints have been filed or are pending against MMD. In the opinion of management and legal counsel, and based on all known facts, all matters are without merit or are of such kind, or involve such amounts, as would not have a material effect on the financial position or results of operations of MMD if disposed of unfavorably.

LEASES

MMD is obligated under an operating lease through September 2005 for its office facility. The lease is noncancelable through September 2000. Beginning in October 2000 and expiring in September 2005, MMD has the right to surrender a portion or the entire premises by paying a cancellation penalty, as defined in the lease agreement. At December 31, 1996, the aggregate minimum future obligations under this lease are as follows:

     YEAR ENDED
    DECEMBER 31,
  ---------------
     1997                                   $  262,056
     1998                                      262,056
     1999                                      264,786
     2000                                      272,976
     2001                                      272,976
     Thereafter                              1,056,420
                                            ----------
                                            $2,391,270
                                            ==========

The lease contains escalation clauses which provide for additional rent based upon increases in MMD's pro rata share of real estate taxes and other operating expenses.

Rent expense is charged to operations ratably over the lease term rather than when payments are made in accordance with the lease. As a result, $43,949 and $88,718 of deferred rent is reflected as a long-term liability in the accompanying balance sheet at December 31, 1995 and 1996, respectively.

Rent expense charged to operations for the years ended December 31, 1994, 1995 and 1996 amounted to approximately $240,400, $182,600 and $248,800, respectively.

STOCKHOLDERS' AGREEMENT

Pursuant to an agreement with all officers/stockholders, MMD is obligated to purchase shares of stock upon the death of any of its officers/stockholders. MMD maintains life insurance policies on the lives of each of the officers/stockholders to fund these commitments.

Concurrent with the merger transaction discussed in Note 1, this agreement was terminated in January 1997.

BONUSES

MMD has an obligation to pay a bonus to one of its officers, equal to 5 percent of pretax profits (which is defined as pretax profits before officers' salaries) in excess of $1,225,000. For the years ended December 31, 1994, 1995 and 1996, a bonus of approximately $260,000, $190,000 and $89,000, respectively, was charged to operations pursuant to this agreement.

Concurrent with the merger transaction discussed in Note 1, MMD is no longer obligated under this bonus agreement.

IRS EXAMINATION

The Internal Revenue Service ("IRS") is currently conducting an examination of MMD's Federal employment tax returns for the calendar years ended December 31, 1992 and 1993. During the course of the examination, the IRS has requested documentation from MMD to support MMD's classification of its representatives as independent contractors. MMD believes that it has adequate support for its treatment of representatives as independent contractors. In the opinion of management, the resolution of this matter will not have a material effect on the financial position or results of operations of MMD, and adequate provision for any potential losses has been made in the accompanying financial statements.

8.   INCOME TAXES:

Prior to November 1, 1992, MMD filed its income tax return using the cash-basis method of reporting. Beginning November 1, 1992, MMD switched to the accrual method. In connection with this change, MMD, for income tax purposes, was required to recognize additional taxable income of approximately $642,000 over a four-year period beginning in 1993. Accordingly, at December 31, 1995, a deferred income tax liability of $78,601 is reflected as the balance due for the change in the tax accounting method described above.

During 1994, MMD elected to be taxed as a small business corporation (S Corporation) under the applicable sections of the Internal Revenue Code and New York State income tax laws. Accordingly, no provision for federal income taxes has been made in the accompanying financial statements. However, MMD is subject to New York State income tax at reduced rates and New York City income tax. MMD elected to retain its tax fiscal year-end, which was October 31, through October 31, 1996. As an S Corporation with a year-end which is other than a calendar year, a deposit was required to be held by the IRS. This deposit amounted to $283,183 and $316,777 as of December 31, 1995 and 1996.
As a result of the merger transaction discussed in Note 1, MMD is in the process of changing its tax fiscal year-end to December 31.

9.   RELATED PARTY:

Included in accounts receivable and unbilled services is approximately $34,314 and $18,450, respectively, at December 31, 1995, $260,780 and $52,412, and
respectively, at December 31, 1996, due from a company approximately 50 percent owned by the stockholders of MMD. Fee revenue from this company amounted to approximately $0, $87,000, and $326,422, for the years ended December 31, 1994, 1995, and 1996, respectively.

10.  DISTRIBUTION PAYABLE:

Consistent with MMD's prior practice, in Decmeber 1996, the Board of Directors declared a distribution equal to MMD's estimated earnings determined under generally accepted accounting principles for the twelve months ended October 31, 1996 (MMD's previous fiscal year-end.) This distribution was paid to MMD stockholders prior to the merger with SCI.

                                  MMD, INC.


                                 SCHEDULE II
                       ALLOWANCE FOR DOUBTFUL ACCOUNTS
             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996



                                           ADDITIONS CHARGED           DEDUCTIONS FROM RESERVE
                    BALANCE AT                TO COST AND              FOR PURPOSES FOR WHICH         BALANCE AT
                BEGINNING OF YEAR               EXPENSE                  RESERVE WAS CREATED          END OF YEAR
             ---------------------       --------------------         -------------------------     ---------------
1994                $50,000                   $     -                       $     -                   $50,000

1995                 50,000                    10,000                        27,279                    32,721

1996                 32,721                    60,000                         3,660                    89,061

(B)   Pro forma financial information.

      The accompanying supplemental consolidated financial statements have been retroactively restated to reflect the combined financial position and combined results of operations and cash flows of the Registrant and MMD for all periods presented, giving effect to the merger transaction as if it had occurred at the beginning of the earliest period presented.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Snyder Communications, Inc.:


We have audited the accompanying supplemental consolidated balance sheet of Snyder Communications, Inc. and subsidiaries (the "Company") as of December 31, 1995 and 1996, and the related supplemental consolidated statements of income, equity, and cash flows for each of the three years in the period ended December 31, 1996. The supplemental consolidated financial statements give retroactive effect to the merger with MMD, Inc. on January 6, 1997, which has been accounted for as a pooling of interests as described in Note 1. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Snyder Communications, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, after giving retroactive effect to the merger with MMD, Inc. as described in Note 1, all in conformity with generally accepted accounting principles.

                                           /s/ ARTHUR ANDERSEN LLP

Washington, D.C.,
  March 7, 1997

                         SNYDER COMMUNICATIONS, INC.

                   SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                                   (NOTE 1)

                                                                    DECEMBER 31,
                                                             ----------------------------

                                                                  1995          1996
                                                                  ----          ----
ASSETS
Current assets:
    Cash and equivalents                                       $5,159,137    $51,722,573
    Accounts receivable, net of allowance for
       doubtful accounts of  $132,721 and $239,061
       at December 31, 1995 and 1996, respectively              4,531,364      6,643,612
    Unbilled services                                           1,567,015      3,823,608
    Deferred tax asset                                             58,000        954,259
    Prepaid expenses and other assets                             299,196        624,069
                                                                  -------        -------
         Total current assets                                  11,614,712     63,768,121
Note and advances to stockholders                               2,770,426           --
Property and equipment, net                                     2,613,468      7,079,994
Deferred financing costs, net                                     496,001           --
Deposits and other assets                                         825,977      2,077,682
                                                                  -------      ---------
         Total assets                                         $18,320,584    $72,925,797
                                                              ===========    ===========

LIABILITIES AND EQUITY
Current liabilities:
    Lines of credit                                            $1,000,000     $1,445,668
    Current obligations under capital leases                      204,047        773,520
    Accrued payroll                                             2,894,745      5,175,719
    Accounts payable and accrued expenses                       4,957,612     10,995,544
    Unearned revenue                                            2,273,704      4,641,998
    Distribution payable                                            --         1,087,734
                                                                ---------      ---------
         Total current liabilities                             11,330,108     24,120,183
Subordinated debentures due to related parties                  5,125,821          --
Deferred income taxes                                               --           170,817
Deferred rent                                                      43,949         88,718
Long-term obligations under capital leases                        334,418      1,308,813
                                                                  -------      ---------
   Total liabilities                                          $16,834,296    $25,688,531
Commitments and contingencies
Equity:
  Preferred stock, $.001 par value per
  share, 5,000,000 shares authorized,
  none issued and outstanding at December 31,
  1995 and December 31, 1996                                        --             --
Common stock, no stated par value, 3,000
  shares authorized, 2,000 shares issued
  and outstanding at December 31, 1995 and $.001
  par value, 1,354,500 shares authorized, issued
  and outstanding at December 31, 1995;
  $.001 par value, 120,000,000 shares
  authorized, 34,876,062 shares issued
  and outstanding at December 31, 1996                              1,854         34,876
Additional paid-in capital                                      1,366,843     45,501,911
Retained earnings                                               1,567,921      1,700,479
Limited partners' deficit                                      (1,450,330)        --
                                                                ---------     ----------
      Total equity                                              1,486,288     47,237,266
                                                                ---------     ----------
      Total liabilities and equity                            $18,320,584    $72,925,797
                                                              ===========    ===========


       The accompanying notes are an integral part of this supplemental consolidated balance sheet.

                          SNYDER COMMUNICATIONS, INC.

                 SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME
                                    (NOTE 1)


                                                                  FOR THE YEARS ENDED DECEMBER 31,

                                                               1994              1995              1996
                                                         --------------------------------------------------
Revenues                                                   $37,477,886      $70,260,899       $119,977,514
Operating expenses:
    Cost of services                                        22,288,904       47,646,482         86,289,129
    Selling, general and administrative expenses             6,692,849       10,212,776         21,568,023
    Compensation to stockholders                             3,009,064        7,034,274          1,548,321
                                                             ---------        ---------          ---------
Income from operations                                       5,487,069        5,367,367         10,572,041
Interest expense-substantially all to related parties        (295,774)        (783,441)        (1,024,262)
Interest income                                                 19,600          197,954            812,658
Income before taxes and extraordinary item                   5,210,895        4,781,880         10,360,437
Income tax provision (benefit)                                 487,730         (66,271)          1,314,909
                                                               -------         --------          ---------
Income before extraordinary item                             4,723,165        4,848,151          9,045,528
Extraordinary item, less applicable income
    taxes of $805,874                                              --             --            (1,215,405)
                                                               -------         --------         ----------
Net income                                                  $4,723,165       $4,848,151         $7,830,123
                                                            ==========       ==========         ==========

PRO FORMA INCOME DATA (UNAUDITED):
    Historical income before income taxes and
         extraordinary item as reported                     $5,210,895       $4,781,880        $10,360,437
    Pro forma provision for income taxes                     2,110,412        1,936,661          4,195,977
                                                             ---------        ---------          ---------
    Pro forma income before extraordinary item               3,100,483        2,845,219          6,164,460
    Extraordinary item, less applicable income
         taxes of $805,874                                     --               --              (1,215,405)
                                                             ---------        ---------          ---------
    Pro forma net income                                    $3,100,483       $2,845,219         $4,949,055
         Pro forma income before extraordinary item
           per share                                             $0.10            $0.09              $0.19
                                                                 =====            =====              =====
         Pro forma net income per share                          $0.10            $0.09              $0.15
                                                                 =====            =====              =====
         Shares used in computing pro forma per
           share amounts                                    30,812,900       30,812,900         32,104,815

         Pro forma fully diluted income before
           extraordinary item per share                          $0.10            $0.09              $0.19
                                                                 =====            =====              =====
         Pro forma fully diluted net income per share            $0.10            $0.09              $0.15
                                                                 =====            =====              =====
         Shares used in computing pro forma fully diluted
           per share amounts                                30,812,900       30,812,900         32,184,832


The accompanying notes are an integral part of this supplemental consolidated statement of income.

                          SNYDER COMMUNICATIONS, INC.


                 SUPPLEMENTAL CONSOLIDATED STATEMENT OF EQUITY
                                    (NOTE 1)


                                                               ADDITIONAL                    LIMITED
                                                   COMMON       PAID-IN        RETAINED      PARTNERS'
                                                   STOCK        CAPITAL        EARNINGS      DEFICIT        TOTAL
                                                   -----        -------        --------      -------        -----
Balance, December 31, 1993,
  as previously reported                            $500        $138,342       $(693,823)  $(2,680,421)    $(3,235,402)
Pooling of MMD, Inc.                               1,354           7,140         985,162        --             993,656
                                                 -------      ----------      ----------   ------------   ------------
Balance, December 31, 1993, as restated            1,854         145,482         291,339    (2,680,421)     (2,241,746)

  Distributions                                      --             --        (1,820,128)       --          (1,820,128)
  Net income                                                                   3,453,224     1,269,941       4,723,165
                                                 -------      ----------      ----------   ------------   ------------
Balance, December 31, 1994                         1,854         145,482       1,924,435    (1,410,480)        661,291

  Proceeds from sale of partnership
   interest, net of income taxes of $815,000         --        1,221,361          --            13,639       1,235,000
  Distributions                                      --             --        (1,404,986)   (3,853,168)     (5,258,154)
  Net income                                                                   1,048,472     3,799,679       4,848,151
                                                 -------      ----------      ----------   ------------   ------------
Balance, December 31, 1995                         1,854       1,366,843       1,567,921    (1,450,330)      1,486,288

  Distributions                                      --             --       (13,164,642)   (8,612,050)    (21,776,692)
  Proceeds from Initial Public Offering            4,038      59,169,659          --            --          59,173,697
  Reorganization                                  28,959     (15,558,416)      7,630,431     7,899,026           --
  Exercise of stock options                           25         424,975          --            --             425,000
  Tax effect of option exercises                     --           98,850          --            --              98,850
  Net income                                                                   5,666,769     2,163,354       7,830,123
                                                 -------      ----------      ----------   ------------   ------------
Balance, December 31, 1996                       $34,876     $45,501,911     $ 1,700,479   $    --         $47,237,266
                                                 -------      ----------      ----------   ------------   ------------


       The accompanying notes are an integral part of this supplemental consolidated statement of equity.

                          SNYDER COMMUNICATIONS, INC.

              SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS
                                    (NOTE 1)


                                                               FOR THE YEARS ENDED DECEMBER 31,

                                                           1994               1995              1996
                                                      -------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                           $4,723,165       $4,848,151      $7,830,123
    Adjustments to reconcile net income to
      net cash provided by operating activities:
         Depreciation and amortization                      434,705          677,528       1,596,583
         Loss on repayment of subordinated debt                  --             --         2,021,279
         Loss on disposal of assets                              --          165,480         467,080
         Deferred taxes                                       4,398          (18,602)       (804,043)
    Changes in assets and liabilities:
         Accounts receivable                               (578,255)      (2,071,211)     (2,112,248)
         Unbilled services                               (2,212,878)         645,863      (2,256,593)
         Deposits and other assets                         (154,444)        (474,914)     (1,397,513)
         Prepaid expenses and other assets                  (68,283)        (218,301)       (324,873)
         Accrued payroll, accounts payable and
          accrued expenses                                1,399,432        3,472,469       8,496,357
         Unearned revenue                                   512,470          583,892       2,368,294
         Deferred rent                                        --   .          43,949          44,769
                                                        ------------     ------------    ------------
             Net cash provided by operating
               activities                                 4,060,310        7,654,304      15,929,215
                                                        ------------     ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property and equipment                    (579,289)      (1,411,875)     (4,135,824)
    Note and net advances to stockholders                    (5,657)      (2,764,769)         --
    Investment in closely held company                        --            (145,808)         --   .
                                                        ------------     ------------    ------------
            Net cash used in investing
               activities                                  (584,946)      (4,322,452)     (4,135,824)
                                                        ------------     ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Repayment of long-term notes payable to limited
      partners and others                                  (592,113)      (2,641,968)         --
    Proceeds from issuance of subordinated
      debentures due to related parties                       --           5,000,000          --
    Proceeds from sale of partnership interest                --           2,050,000          --
    Tax effect of equity transaction                          --            (815,000)         --
    Debt issuance costs                                       --            (557,000)         --
    Distributions                                        (1,820,128)      (5,258,154)    (17,963,958)
    Repayment of subordinated debentures                      --               --         (6,900,000)
    Proceeds from line of credit borrowing                    --           1,000,000       1,958,910
    Repayment of line of credit borrowing                     --               --         (1,513,242)
    Payments on capital lease obligations                   (49,060)        (114,228)       (410,362)
    Proceeds from exercise of options                         --               --            425,000
    Proceeds from Initial Public Offering                                      --         59,173,697
                                                        ------------     ------------    ------------
             Net cash (used in) provided by
               financing activities                      (2,461,301)      (1,336,350)     34,770,045
                                                        ------------     ------------    ------------
NET INCREASE IN CASH AND EQUIVALENTS                      1,014,063        1,995,502      46,563,436
CASH AND EQUIVALENTS, beginning of year                   2,149,572        3,163,635       5,159,137
                                                        ------------     ------------    ------------

CASH AND EQUIVALENTS, end of year                        $3,163,635       $5,159,137     $51,722,573
                                                         ==========       ==========     ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid for interest                                 $247,339         $533,597        $783,606
    Cash paid for income taxes                             $268,599         $391,732      $1,595,707

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
    Equipment purchased under capital leases               $268,599         $433,154      $1,954,230
    Distribution of note receivable from stockholder
      to SMS stockholders                                  $   --           $  --         $2,725,000
    Distribution payable                                   $   --           $  --         $1,087,734

The accompanying notes are an integral part of this supplemental consolidated statement of cash flows.

                          SNYDER COMMUNICATIONS, INC.


            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION, BASIS OF PRESENTATION AND BUSINESS:

    On October 19, 1988, Collegiate Marketing and Communications, Inc., a Delaware corporation (the "General Partner"), and a Delaware limited partnership beneficially owned by Mortimer B. Zuckerman and Fred Drasner (the "Original Limited Partner") entered into a partnership agreement (the "Partnership Agreement") pursuant to the provisions of the Delaware Act, under the name Collegiate Marketing and Communications, L.P. (the "Partnership"). On September 1, 1989, the name of the Partnership was changed to Snyder Communications, L.P., and the name of the General Partner was changed to Snyder Communications, Inc. On May 18, 1995, the Partnership Agreement was amended to admit several new limited partners into the Partnership. On June 25, 1996, the name of the General Partner was changed to Snyder Marketing Services, Inc. ("SMS").

    Snyder Communications, Inc., a Delaware corporation, was incorporated on June 25, 1996, to continue the business operations of the Partnership. Snyder Communications, Inc., in conjunction with all of the existing partners in the Partnership, reorganized on September 24, 1996 (the "Reorganization"), upon the effectiveness of the initial public offering of its common stock.

    Prior to the Reorganization, SMS owned 63.85 percent of the Partnership and the limited partners owned the remaining 36.15 percent. The Reorganization resulted in the stockholders of SMS exchanging 100 percent of their SMS stock for stock of Snyder Communications, Inc. simultaneously with the limited partners exchanging their limited partnership interests in the Partnership for common stock of Snyder Communications, Inc. After consummation of the Reorganization, Snyder Communications, Inc. owns 100 percent of the stock of SMS and, directly and indirectly (through its ownership of SMS), 100 percent of the interests in the Partnership. In connection with the Reorganization, 29,458,400 shares of common stock were issued to the stockholders of Snyder Communications, Inc.

    Because of the continuity of ownership, the Reorganization was accounted for by combining the assets, liabilities and operations of SMS, the Partnership and Snyder Communications, Inc., at their historical cost basis. Accordingly, the accompanying supplemental consolidated balance sheet as of December 31, 1995 and the supplemental consolidated financial statements for the years ended December 31, 1994 and 1995 include a combination of the accounts of SMS and the Partnership after elimination of all significant intercompany transactions. The accompanying supplemental consolidated financial statements as of and for the year ended December 31, 1996 include the consolidated accounts of Snyder Communications, Inc., SMS and the Partnership (the consolidated entity will be referred to herein as "SCI" or "Snyder Communications") after elimination of all significant intercompany transactions. Certain amounts previously presented have been reclassified to conform to the December 31, 1996 presentation.

    Snyder Communications provides outsourced marketing services. SCI designs and implements marketing programs for its customers utilizing field sales, teleservices, sponsored wallboards and product sampling. SCI's operations are conducted throughout the United States, and SCI plans to expand into the United Kingdom.

    On January 6, 1997, SCI acquired MMD, Inc. ("MMD") in a merger transaction in which MMD became a wholly owned subsidiary of SCI (the "Merger"). In the Merger, 966 shares of outstanding MMD common stock were converted into 1,354,500 shares of SCI common stock. The Merger has been accounted for as a pooling of interests for accounting and financial reporting purposes. The accompanying supplemental financial statements have been retroactively restated to reflect the combined financial position and combined results of operations and cash flows of SCI and MMD for all periods presented, giving effect to the merger transaction as if it had occurred at the beginning of the earliest period presented (the combined entity will be referred to herein as the "Company"). The supplemental consolidated balance sheets for all periods presented give effect to the conversion of the shares of MMD common stock to 1,354,500 shares of SCI common stock. Generally accepted accounting principles prohibit giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of the consummation, however, they will become the historical consolidated financial statements of Snyder Communications, Inc. after financial statements covering the date of consummation of the business combination are issued.

    MMD was incorporated under the laws of the state of New Jersey on December 7, 1982. MMD's principal business activity involves marketing medical products, utilizing field sales, throughout the United States for pharmaceutical companies. MMD previously utilized an October 31 year-end. Concurrent with the Merger, MMD changed its fiscal year-end to December 31 and restated its financial statements to conform to SCI's calendar year reporting.

    There are important risks associated with the Company's business and financial results. These risks include (i) the Company's current reliance on four significant clients, which constituted 42, 15, 14 and 12 percent of its 1996 revenues and on other major clients (see Note 3); (ii) the Company's ability to sustain and manage future growth; (iii) the Company's dependence on industry trends toward outsourcing of marketing services; (iv) the risks associated with the Company's contracts; and (v) the dependence of the Company's success on its executive officers and other key employees, in particular, its Chairman of the Board of Directors, Chief Executive Officer and President.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CASH AND EQUIVALENTS

    Cash and equivalents are comprised principally of amounts in operating accounts, money market investments, and other short-term instruments, stated at cost which approximates market value, with original maturities of three months or less.

DEFERRED FINANCING COSTS

    Deferred financing costs, which were incurred in connection with the issuance of the subordinated debentures (see Note 5), were charged to expense as additional interest expense over the life of the subordinated debentures using the interest method.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. The Company depreciates furniture, fixtures and office and telephone equipment on a straight-line basis over three to seven years. Custom wood cases used to display wallboards are placed in locations targeted at specific advertising markets. The original cost of these cases is capitalized and depreciated over five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvements.

    When assets are retired or sold, the cost and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is reflected in income.

REVENUE RECOGNITION

    DIRECT SALES -- SCI performs marketing of telecommunication and other services on behalf of its clients utilizing its field sales and teleservicing resources. These contracts provide for payments based on accepted customers and the type of service purchased by the customer. Revenues related to these sales are recognized on the date the application for service is accepted by SCI's clients. At this point, SCI has no further performance obligation related to the submitted customer and is contractually entitled to payment. Certain of SCI's contracts provide the client with the right to seek a return of previously paid commissions if the customers submitted by SCI do not meet certain defined characteristics and performance standards. These relate to the client's ability to successfully provide service to the customer, the bad debt experience of the customer base submitted by SCI, the achievement of targeted customer goals and certain minimum usage and life measures of the customer base. At the point of revenue recognition, an allowance is recorded by SCI based on an estimate for these returned commissions. The allowance is estimated based on SCI's historical experience and periodically reviewed by SCI and adjusted when necessary.

    Revenue and associated costs of pharmaceutical detailing are recognized when services have been performed by field representatives. Customer advances represent payments received under contracts in advance of MMD performing the related service. These amounts are deferred and recognized as revenue when services are performed. Unbilled services represent revenues earned on contracts, but billed in a subsequent accounting period.

    WALLBOARD(R) REVENUE -- SCI contracts with clients to display sponsored information in mounted wall units at target market locations. Wallboard revenue is recognized over the life of the contract as services are rendered which is generally one year or less. Unearned revenue is recorded for billings prior to the earning of such revenue.

    PRODUCT SAMPLING -- SCI contracts with clients to produce and distribute product samples, coupons and pieces of literature to target markets. Sampling revenue is recognized over the contract term of the sampling program as services are rendered which generally extends for one year.

INCOME TAXES

    The accompanying supplementary consolidated financial statements reflect no provision for Federal or state income taxes related to income earned by the Partnership prior to the Reorganization since each of the partners of the Partnership reflected their share of the Partnership's net income on their respective tax returns. Prior to January 1, 1996, SMS was taxed as a C corporation and, accordingly, a provision (benefit) for taxes of SMS is reflected in the accompanying statement of income for each of the two years in the period ended December 31, 1995. During this period, SMS accounted for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" "(SFAS 109)". Effective January 1, 1996, SMS elected to be taxed as an S corporation under the Internal Revenue Code. In lieu of corporate taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income.

    Effective with the Reorganization, the Company is treated as a C corporation for Federal and state income tax purposes. At the date of the Reorganization, the Company recognized a net deferred tax asset and an associated tax benefit equal to the cumulative net deductible temporary differences existing at that date. The income tax provision recorded for the year ended December 31, 1996 includes a provision for income taxes for SCI for the period from September 24, 1996, the date of the Reorganization, through December 31, 1996, offset by the net deductible temporary differences existing at the date of the Reorganization.

    Prior to November 1, 1992, MMD filed its income tax return using the cash-basis method of reporting. Beginning November 1, 1992, MMD switched to the accrual method. In connection with this change, MMD, for income tax purposes, was required to recognize additional taxable income of approximately $642,000 over a four-year period, beginning in 1993. Accordingly, at December 31, 1995, a deferred income tax liability is reflected as the balance due for the change in the tax accounting method described above and is included in accounts payable and accrued expenses in the accompanying supplemental consolidated balance sheet.

     During 1994, MMD elected to be taxed as a small business corporation (S Corporation) under the applicable sections of the Internal Revenue Code and New York state income tax laws. Accordingly, no provision for Federal income taxes has been made for MMD in the accompanying supplemental consolidated financial statements. However, MMD is subject to New York state income tax at reduced rates and New York City income tax. MMD elected to retain its tax fiscal year-end, which was October 31, through October 31, 1996. As an S Corporation with a year-end which is other than a calendar year, a deposit was required to be held by the IRS. This deposit amounted to $283,183 and $316,777 as of December 31, 1995 and 1996, respectively. As a result of the Merger, MMD is in process of changing its tax fiscal year-end to December 31.

PRO FORMA INCOME DATA (UNAUDITED)

    The unaudited pro forma net income and net income per share amounts include a provision for Federal and state income taxes as if the Company had been a taxable C corporation for all periods presented. The shares used in computing pro forma net income per share assume that the Reorganization and the Merger had both occurred at the beginning of each of the periods presented and, for 1996 reflect the issuance of additional shares as a result of the initial public offering and the exercise of stock options. The income tax rate used to calculate pro forma net income reflects the combined Federal and state income taxes of approximately 40.5 percent for the years ended December 31, 1994, 1995 and 1996.

ACCOUNTING FOR STOCK OPTIONS

    The Company accounts for its stock-based compensation plan using the intrinsic value based method in accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees." Pro forma disclosure of net income and earnings per share, calculated as if the Company accounted for its stock-based compensation plan using the fair value based method in accordance with the provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), is included in Note 9.

ESTIMATES AND ASSUMPTIONS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's most significant estimates relate to certain of its contracts to provide outsourced marketing services. The terms of these contracts provide that the Company's clients may seek a return of previously paid commissions if certain defined characteristics or performance standards are not met. The Company has recorded an allowance in the accompanying supplemental consolidated financial statements in an amount which it considers sufficient to satisfy any claims which might be made pursuant to these provisions.

CONCENTRATION OF CREDIT RISK

    Concentration of credit risk is limited to accounts receivable and unbilled services and is subject to the financial conditions of certain major clients as described in Note 3. The Company's receivables are concentrated with customers in the telecommunications and pharmaceutical industries. The Company does not require collateral or other security to support clients' receivables.

3.  SIGNIFICANT CLIENTS:

    The Company had one client which represented 5, 36 and 42 percent of the Company's total revenues for the years ended December 31, 1994, 1995 and 1996, respectively. The loss of this client would have a material adverse effect on the Company's business. The Company's principal contract with this client extends through December 1997. In January 1997 the Company entered into another two-year contract with this client to provide additional services. The Company had a second client which accounted for 15 percent of the Company's total revenues for the year ended December 31, 1996. Effective January 1997, SCI isno longer doing business with this client. The termination of the contract with this client is not expected to have a material adverse effect on the Company, because the Company has completed the Merger with MMD and has other pending acquisitions as discussed in Note 15, and has entered into additional contracts with other clients, including a contract with its largest client to provide services similar to those previously provided to this client. The Company had a third client which represented 33, 30 and 14 percent of the Company's total revenues for the years ended December 31, 1994, 1995 and 1996, respectively and a fourth client which accounted for 12, 6, and 5 percent of the Company's total revenues for the years ended December 31, 1994, 1995 and 1996, respectively. The Company's contract with the third client extends through December 1999.

4.  PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following.

                                                          DECEMBER 31,
                                                  ----------------------------

                                                      1995             1996
                                                      ----             ----
       WallBoards(R)                              $1,829,398       $1,790,566
       Office and telephone equipment              1,696,693        5,938,314
       Furniture and fixtures                        335,840          538,217
       Leasehold improvements                        299,436          903,669
                                                  ----------       ----------
                                                   4,161,367        9,170,766
       Accumulated depreciation                   (1,547,899)      (2,090,772)
                                                  ----------       ----------
                                                  $2,613,468       $7,079,994
                                                  ==========       ==========

5.  DEBT:

LINES OF CREDIT

    SCI obtained a $2.5 million line of credit in September 1996. The line of credit has a variable rate of interest with borrowings payable on an amortizing basis to September 1999, the date the line expires. At December 31, 1996, $0.9 million was outstanding and the interest rate was 6.75 percent. The weighted average interest for the period ended December 31, 1996 was 6.71 percent.

    MMD has a $2.0 million revolving line of credit agreement with a bank. The line of credit has a variable interest rate based on the bank's prime rate (8.25 percent as of December 31, 1996). MMD had $1.0 and $0.5 million outstanding on this line at December 31, 1995 and 1996, respectively, and the effective interest rate was 8 percent for the year ended December 31, 1996. Borrowings pursuant to the line of credit are collateralized by substantially all of the assets of MMD. In February 1997, MMD paid off the outstanding balance of $0.5 million.

SUBORDINATED DEBENTURES

    On October 28, 1996 SCI used approximately $7.0 million of cash to redeem in full the subordinated debentures ("the Debentures") due to related parties. The Debentures were originally issued on May 18, 1995, with a face amount of $6.0 million. Cash proceeds of $5.0 million were received upon issuance of the Debentures. The difference between the cash proceeds received and the face amount of the Debentures was accounted for as an original issue discount. The Debentures had a stated interest rate of 12.25 percent (effective interest rate to maturity of approximately 17 percent) and an original maturity date of December 31, 2001. The Debentures were classified as long term at December 31, 1995, because SCI did not have the intent to repay them at that date. The $7.0 million payment consisted of the face amount of the Debentures, a prepayment penalty and accrued interest. A nonrecurring charge of $1.2 million, net of a $805,874 tax benefit, was recorded at December 31, 1996 as an extraordinary loss related to this early debt extinguishment. The nonrecurring charge consists of prepayment penalties and the write-off of unamortized discount and debt issuance costs.

NOTES PAYABLE

    Concurrent with the formation of the Partnership, the Original Limited Partner loaned the Partnership $350,000 as evidenced by a promissory note. On May 10, 1989, the Partnership entered into another promissory note agreement with the Original Limited Partner to repay the principal amount of advances previously made by the Original Limited Partner to the Partnership. Effective January 1, 1993, all prior notes payable and the related accrued interest to the Original Limited Partner were combined into one note totaling $3,252,781. This note bore interest of 8.00 percent per annum. This note was paid in full in May 1995 with a portion of the proceeds from the Debentures.

6.  INCOME TAXES:

    Prior to January 1, 1996, SMS was taxed as a C corporation for Federal and state corporate income tax purposes. Effective January 1, 1996, SMS elected to be taxed as an S corporation and accordingly, SMS's income was taxable to its stockholders.

     The Company's income tax provision (benefit) for the periods when it operated as a C corporation, the years ended December 31, 1994 and 1995 and for the period from the date of Reorganization to December 31, 1996 includes the following components. At the date of the Reorganization, a net deferred tax asset was recorded with an associated credit to the provision for income taxes.

                                                            1994         1995         1996
                                                            ----         ----         ----
   Current                           Federal               $2,000      $433,500      $1,590,176
                                     State and City       402,730       255,229         508,175
                                                          -------       -------         -------
                                                          404,730       688,729       2,098,351

   Deferred                          Federal               83,000        51,000        (668,618)
                                     State and City          --           9,000        (114,824)
                                                          -------         -----        ---------
                                                           83,000        60,000        (783,442)

   Tax effect of equity transaction                          --        (815,000)          --
                                                          -------      ---------       ---------

   Income tax provision (benefit)                        $487,730      $(66,271)     $1,314,909
                                                         ========      =========     ==========


    The provision for taxes on income before extraordinary item differs from the amount computed by applying the U.S. Federal statutory tax rate as a result of the following.

                                                               YEARS ENDED DECEMBER 31,
                                                               -----------------------
                                                           1994          1995         1996
                                                           ----          ----         ----
   Taxes at statutory U.S. Federal income tax rate        35.00%        35.00%        35.00%
   Income taxed directly to owners                       (30.66)       (39.98)       (21.38)
   State and city income taxes
      (benefit), net
      of Federal tax benefit                               5.02          3.59          2.47
   Tax effect of Reorganization                             --            --          (6.86)
   Other                                                                               3.46
                                                           -----        -------       ------
   Effective tax rate                                      9.36%        (1.39)%       12.69%
                                                           =====        =======       ======

    Deferred income taxes are recorded based upon differences between financial statement and tax bases of assets and liabilities. There was no valuation allowance relating to the deferred tax assets. As of December 31, 1995 and 1996 the net deferred tax asset consisted of the following.

                                                                   1995                  1996
                                                                   ----                  ----
         Accrued expenses and other liabilities                   $51,106              $791,667
         Vacation and severance accruals                           32,907               120,010
         Allowance for doubtful accounts                           40,000                42,582
         Other                                                     17,751                 --
                                                                   ------               -------
         Gross deferred tax assets                                141,764               954,259

         Property and equipment                                   (83,764)             (170,817)
                                                                  --------             ---------
         Gross deferred tax liabilities                           (83,764)             (170,817)
                                                                  --------             ---------

         Net deferred tax asset                                   $58,000              $783,442
                                                                  =======              ========

7.  LEASES:

    The Company leases certain facilities, office equipment and other assets. The following is a schedule of future minimum lease payments for capital leases and for operating leases (with initial or remaining terms in excess of one year at December 31, 1996).

                                                               CAPITAL                OPERATING
      YEAR ENDING DECEMBER 31,                                 LEASES                  LEASES
      ------------------------                                --------                --------
      1997                                                    $975,789               $2,841,915
      1998                                                     878,571                2,446,764
      1999                                                     499,529                2,259,201
      2000                                                      80,590                1,872,837
      2001                                                      --                    1,695,444
      Thereafter                                                --                    1,646,401
                                                             ---------               ----------
           Total minimum lease payments                      2,434,479              $12,762,562
                                                             ---------               ==========
      Less-Amount representing interest                       (352,146)
                                                             ---------
           Total obligation under capital leases             2,082,333

      Less-Current portion                                    (773,520)
                                                             ---------
      Long-term portion                                     $1,308,813
                                                             =========

    Property and equipment, net, on the supplemental consolidated balance sheets includes $538,798 and $2,082,333 for equipment purchased under capital leases as of December 31, 1995 and 1996, respectively.

    Rental expense for all operating leases was approximately $674,400, $1,383,600 and $1,947,227 for the years ended December 31, 1994, 1995 and
1996, respectively.

8.  CAPITAL STOCK:

     On September 30, 1996 SCI completed an initial public offering of 8,970,000 shares of its common stock, par value $0.001 per share (the "Common Stock") at an offering price of $17.00 per share. The offering included 4,038,162 newly issued shares of Common Stock sold by SCI and 4,931,838 previously outstanding shares of Common Stock sold by selling stockholders. SCI received net proceeds of $59.2 million from the offering (after deducting the costs associated with the offering). SCI did not receive any proceeds from the sale of shares of Common Stock in the offering by the selling stockholders.

    In May 1995, SMS sold a 6.15 percent interest in the Partnership for $2,050,000 in cash proceeds. These proceeds are reflected (net of associated income taxes of $815,000 and SMS's basis in the equity interest) as a contribution to additional paid-in capital in the accompanying supplemental consolidated financial statements.

9. STOCK INCENTIVE PLAN:

    In September 1996, SCI adopted the 1996 Stock Incentive Plan (the "Stock Option Plan"). The Stock Option Plan authorizes SCI to grant incentive stock options, non-qualified stock options, restricted stock awards and stock appreciation rights ("SARs"). Subject to adjustment, the aggregate number of shares of Common Stock which may be issued under the Stock Option Plan upon exercise of options, SARs or in the form of restricted stock may not exceed five million shares.

    The exercise price of options granted under the Stock Option Plan may not be less than 100 percent (110 percent in the case of an optionee who is a 10 percent stockholder) of the fair market value per share of Common Stock on the date of the option grant. The vesting and other provisions of the options are determined by the Company's Board of Directors. All options granted as of December 31, 1996 vest on or before the fourth anniversary of the date of grant and expire on or before the tenth anniversary of the date of grant.

    A summary of the activity within the Stock Option Plan for the year ended December 31, 1996 is as follows.

                                    -22-

                                               Shares       Weighted Average
                                            Outstanding      Exercise Price
                                            -----------     --------------
    Beginning of year                             ---           ---
       Granted                              4,237,000          $17.29
       Exercised                              (25,000)          17.00
       Forfeited                             (250,000)          17.23
       Expired                                   ---            ---
                                           -----------        --------
    End of year                             3,962,000          $17.29

    Exercisable at end of year                275,000          $17.00

    Weighted average fair value of options granted $37,498,732

    Of the 3,962,000 options outstanding as of December 31, 1996, 3,767,500 options have an exercise price of $17.00 and a weighted average remaining contractual life of 9.69 years. All 275,000 options exercisable at December 31, 1996 have an exercise price of $17.00. The remaining 194,500 options have exercise prices between $19.375 and $27, with a weighted average exercise price of $22.972 and a weighted average remaining contractual life of 9.93 years.

    The fair value of each option grant is estimated on the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1996: risk-free interest rate of 6.2 percent, expected dividend yield of zero, expected life of 5 years, and expected volatility of 50 percent.

    If the Company had recorded compensation expense using the fair value based method prescribed by SFAS 123, the Company's pro forma net income and pro forma net income per share amounts would have been reduced to the following as adjusted amounts.

    Pro forma net income (loss):            As reported                $5,047,479
                                            As adjusted                (1,847,675)

    Pro forma net
      income (loss) per share:              As reported                     $0.16
                                            As adjusted                     (0.06)

    Pro forma fully diluted
      net income (loss) per share:          As reported                     $0.16
                                            As adjusted                     (0.06)

10. RELATED PARTIES:

    SCI's headquarters office space is leased from a third party, in which one of the former limited partners has an ownership interest. Rent paid under this lease was $355,483, $771,855 and $1,125,542 in 1994, 1995 and 1996,
respectively.

    During 1995, SCI advanced $2,725,000 to a stockholder of SMS as evidenced by a promissory note. The note was non-interest bearing and secured by SMS stock. This note was distributed to the SMS stockholders, pro rata, on June 30, 1996.

    SCI produces a WallBoard(R) for which a publication beneficially owned by the Original Limited Partner is one of the sponsors. Such publication participates as a sponsor in exchange for the use by the Company of its editorial information. Because it is not practicable to estimate the benefit received by or provided to SCI and the Original Limited Partner, no accounting recognition has been provided for this transaction in the accompanying supplemental and consolidated financial statements.


11.  COMPENSATION TO STOCKHOLDERS:

    Prior to the Reorganization, SCI's operations were conducted by the Partnership. SMS, the general partner of the Partnership, paid compensation to certain officers and employees of the Partnership for services performed for SMS. The compensation from SMS was in addition to the compensation that these individuals received from the Partnership. Following consummation of the Reorganization, these individuals are not performing any comparable duties or responsibilities for SMS. No such compensation was paid by SMS to these individuals in 1996 nor is any such compensation expected to be paid in the future.

    Prior to the Merger, the stockholders of MMD received compensation for services provided to MMD. Following the Merger, two of the former stockholders are not performing comparable duties for MMD. No such compensation is expected to be paid to these individuals in the future. The remaining individual has entered into an employment agreement with the Company which provides for compensation at a reduced level compared to that paid for the periods presented.

    This non-recurring compensation from both SMS and MMD is presented as compensation to stockholders on the Supplemental Consolidated Statement of Income for the three years ended December 31, 1996.

12.  COMMITMENTS AND CONTINGENCIES:

    The Company is subject to lawsuits, investigations and claims arising out of the conduct of its business, including those related to commercial transactions, contracts, government regulation and employment matters. Certain claims, suits and complaints have been filed or are pending against the Company. In the opinion of management, all matters are without merit or are of such kind, or involve such amounts, as would not have a material effect on the financial position or results of operations of the Company if disposed of unfavorably.

    The Internal Revenue Service ("IRS") is currently conducting an examination of MMD's Federal employment tax returns for the years ended December 31, 1992 and 1993. During the course of the examination, the IRS has requested documentation from MMD to support MMD's classification of its representatives as independent contractors. The Company believes that it has adequate support for its treatment of representatives as independent contractors. In the opinion of management, the resolution of this matter will not have a material effect on the financial position or results of operations of the Company, and adequate provision for any potential losses has been made in the accompanying supplemental consolidated financial statements.

    13.  DISTRIBUTION PAYABLE:

    Consistent with MMD's prior practice, in December 1996, the Board of Directors declared a distribution equal to MMD's estimated earnings determined under generally accepted accounting principles for the twelve months ended October 31, 1996 (MMD's previous fiscal year-end.) This distribution was paid to MMD stockholders prior to the merger with SCI.

    14.  SUBSEQUENT EVENT - RECENT ACQUISITIONS:

    On January 17, 1997, the Company acquired Supermarket Communications Systems, Inc. ("SCS"). SCS provides marketing services through information centers located in over 7,000 targeted retail outlets. Upon consummation of the acquisition, SCS's name was changed to Good Neighbor Direct, Inc. ("Good Neighbor"), and the information centers acquired will be operated by the Company through Good Neighbor. The purchase price of $4,050,000 was paid in cash and is subject to adjustment based upon certain procedures in the purchase agreement which will determine the actual number of information centers purchased. The Company does not expect the final purchase price to differ materially from the amount paid and expects the purchase price to be finalized by March 31, 1997. The assets acquired in the purchase include information centers with a net book value of approximately $460,000 and certain other assets with a book value of approximately $40,000.

    15.  SUBSEQUENT EVENTS - PENDING ACQUISITIONS (UNAUDITED):

    On March 19, 1997, the Company announced its plans to acquire Brann Holdings Limited ("Brann"), a United Kingdom company, in a merger transaction in which Brann will become a wholly owned subsidiary of the Company. In the merger, the Company expects to issue approximately 2.7 million shares of its Common Stock in exchange for all of the Brann ordinary shares outstanding. The ratio of exchange is based on a five day average closing price of the Company's Common Stock. Each Brann stockholder will receive a pro-rata amount of the Company's Common Stock in proportion to their relative percentage ownership interest in Brann. The Company expects to complete this transaction on or shortly after March 24, 1997. The merger will be accounted for as a pooling of interests for accounting and financial reporting purposes. The Company expects this acquisition to increase its ability to provide targeted outsourced marketing services to leading companies operating in the United Kingdom.

    On March 19, 1997, the Company entered into a definitive agreement to acquire American List Corporation ("American List") in a merger transaction in which American List will become a wholly owned subsidiary of the Company. Under the terms of the agreement, the Company will issue one share of Common Stock in exchange for each of the approximately 4.5 million shares of American List common stock outstanding if the average trading price (as defined in the agreement) of the Company's Common Stock prior to closing of the transaction is at least $32 per share with the exchange ratio increasing if the average trading price of the Company's Common Stock prior to closing is less than $32 per share. Each American List stockholder will receive a pro-rata amount of the Company's Common Stock in proportion to their relative percentage ownership in American List. This acquisition is subject to the approval of American List stockholders and to customary regulatory approval. Pending approval, the Company expects to complete this merger transaction in the second quarter of 1997. This merger will be accounted for as a pooling of interests for accounting and financial reporting purposes. American List is a targeted marketing resource, providing clients with the ability to reach over 30 million students and young adults through its proprietary database.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        SNYDER COMMUNICATIONS, INC.
                                                  (Registrant)



         Date:  March 24, 1997           /s/ MICHELE D. SNYDER
                --------------           -----------------------
                                         Michele D. Snyder
                                         Vice Chairman and
                                         Chief Operating Officer


         Date:  March 24, 1997           /s/ A. CLAYTON PERFALL
                --------------           -----------------------
                                         A. Clayton Perfall
                                         Chief Financial Officer